Exhibit 99.1

For Immediate Release	Contact:	Lauren Day
April 3, 2012		(973) 802-8026

Prudential Financial, Inc. Announces Consent Solicitation

for the Holders of its 6.625% Medium-Term Notes, Series D, Due 2037

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today announced that it has commenced a solicitation of consents (the “Consent Solicitation”) from holders of record at 5:00 p.m., New York City time, on April 2, 2012 of its 6.625% Medium-Term Notes, Series D, due 2037 (the “Notes”) to terminate (i) the Replacement Capital Covenant, dated as of June 17, 2008, that the Company made in favor of the holders of the Notes in connection with the Company’s issuance of its 8.875% Fixed-to-Floating Rate Junior Subordinated Notes due 2068 and (ii) the Replacement Capital Covenant, dated as of June 30, 2008, that the Company made in favor of the holders of the Notes in connection with the Company’s issuance of its 9.0% Junior Subordinated Notes due 2068 (collectively, the “Replacement Capital Covenants”). The proposed termination of the Replacement Capital Covenants requires the consent of the holders of at least a majority in principal amount of the Notes. The complete terms and conditions of the Consent Solicitation are as set forth in the Company’s Consent Solicitation Statement dated April 3, 2012 (the “Statement”) and the related Letter of Consent, to be distributed to holders of the Notes for their consideration. Holders are urged to read the Statement and Letter of Consent carefully.

The Consent Solicitation will expire at 5:00 p.m., New York City time, on Wednesday, April 11, 2012, unless extended or earlier terminated by the Company in its sole discretion (the “Expiration Time”). The Replacement Capital Covenants will be terminated upon receipt by the Company of the requisite consents that have not been properly revoked and the execution of an instrument terminating the Replacement Capital Covenants. If the Company receives the consent of holders of a majority in principal amount of the Notes and the Replacement Capital Covenants are terminated, holders who validly deliver their consent in the manner described in the Statement prior to the Expiration Time and do not validly revoke their consent in the manner described in the

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Statement, will be eligible to receive a consent fee of $10.00 for each $1,000 principal amount of Notes for which such holder delivered its consent. Consents that have been validly delivered may be validly revoked prior to the Expiration Time or such earlier time as the proposed termination of the Replacement Capital Covenants becomes effective, but may not be revoked thereafter. Upon the effectiveness of the proposed termination of the Replacement Capital Covenants, the Replacement Capital Covenants will be terminated with respect to all holders of the Notes, including non-consenting holders and all subsequent holders of the Notes; however, only holders validly delivering their consent will receive the consent fee.

The Company is soliciting Consents to terminate the Replacement Capital Covenants because these Replacement Capital Covenants impose restrictions that limit the Company’s flexibility in dealing with the Junior Subordinated Notes referred to above, and in managing its capital structure, but do not enhance the amount of equity credit that the Company now receives from certain rating agencies for the Junior Subordinated Notes.

Copies of the Statement and the Letter of Consent may be obtained by holders of the Notes from the Information and Tabulation Agent for the Consent Solicitation, Global Bondholder Services Corporation, at 866-294-2200.

Citigroup Global Markets Inc. is the Solicitation Agent for the Consent Solicitation. Questions regarding the Consent Solicitation may be directed to Citigroup Global Markets Inc., at (800) 558-3745 (toll-free) or (212) 723-6106 (collect).

None of the Company, the Information and Tabulation Agent, the Solicitation Agent or any of their respective affiliates makes any recommendation as to whether holders of the Notes should deliver their consent to the proposed termination of the Replacement Capital Covenants pursuant to the Consent Solicitation, and no one has been authorized by any of them to make such a recommendation. Each holder of the Notes must make its own decision as to whether to give its consent.

THIS NEWS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE A SOLICITATION OF CONSENTS.

THE CONSENT SOLICITATION IS BEING MADE ONLY PURSUANT TO THE STATEMENT AND THE LETTER OF CONSENT THAT THE INFORMATION AGENT WILL DISTRIBUTE TO HOLDERS OF THE NOTES. HOLDERS OF THE NOTES SHOULD CAREFULLY READ THE STATEMENT AND LETTER OF CONSENT PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE CONSENT SOLICITATION, BECAUSE SUCH DOCUMENTS CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE CONSENT SOLICITATION.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $901 billion of assets under management as of December 31, 2011, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit http://www.news.prudential.com/.